Exhibit 99.1

H-CYTE Completes Acquisition of Jantibody

Milestone Achieved as Immunotherapeutic Agent Under Investigation for the Treatment of Ovarian Cancer Added to Asset Portfolio

TAMPA, FL, September 8, 2022 (GLOBE NEWSWIRE) — H-CYTE, Inc. (OTCQB: HCYT), a medical biosciences company, announced today that the Company completed the acquisition of Jantibody.

Highlights:

●	Jantibody allows H-CYTE to diversify its asset portfolio
●	Focus indication for ovarian cancer with the potential to be used for other diseases such as mesothelioma and pancreatic cancer
●	H-CYTE plans to submit the Pre-IND submission for Jantibody in the second half of 2022
●	Plan to file for Orphan Drug Designation for Jantibody along with IND submission, which would grant the benefit of 7-year market exclusivity
●	Equity proceeds funded the acquisition of Jantibody

“Closing the Jantibody transaction marks a pivotal milestone for the Company as we continue to expand and diversify our portfolio”, said Michael Yurkowsky, H-CYTE’s Chief Executive Officer. “We are excited to take over the rights to this proprietary technology for the treatment of ovarian cancer, the fifth leading cause of cancer-related deaths in women. We expect to submit the Pre-IND submission for Jantibody before the end of 2022. The close of the Jantibody transaction validates H-CYTE’s ongoing transformation into a hybrid-biopharmaceutical company, and we will continue to provide updates as we further expand our portfolio.”

Jantibody is a novel cancer immunotherapeutic agent that has demonstrated robust efficacy in controlling ovarian cancer and mesothelioma in preclinical models of these diseases. The Jantibody molecule was developed and refined at the Vaccine and Immunotherapy Center at MGH and Harvard Medical School by Dr. Jeffrey Gelfand and Dr. Mark Poznansky. This molecule is a fusion protein between a broadly immune activating protein called MTBhsp70 and an immune targeting molecule called a single chain antibody which causes the molecule to specifically attach to tumor cells and stimulate a robust immune response specifically around these malignant cells resulting in their death.

Jantibody has been shown to work even more effectively in combination with immune checkpoint inhibitors and a CXCR4 antagonist in preclinical models of cancer. The plan at Jantibody Inc. is to take this new immunotherapeutic molecule into first in human testing for ovarian cancer, which remains a very difficult to treat disease with current standard of care approaches. As of today, ovarian cancer occurs in one in 78 women in the United States.

Catheter Precision Update

Today, H-CYTE also announced the termination of the previously announced letter of intent, whereby H-CYTE would acquire Catheter Precision. The Company has decided that it would rather focus its current and future capital on other leading biologics and bringing new technologies to market. H-CYTE wishes David Jenkins and his team much future success.

About H-CYTE, Inc.

H-CYTE is a medical biosciences company. H-CYTE’s mission is to become a leader in next-generation, cellular therapeutics for the treatment of chronic health conditions, with the ultimate goal of improving patient lives. For more information about H-CYTE, please visit www.HCYTE.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While H-CYTE believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those outlined in H-CYTE’s filings with the SEC, including but not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. H-CYTE expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

H-CYTE Investor Contact:

Alpha IR Group

HCYT@alpha-ir.com

312-445-2870

Source: H-CYTE, Inc.